ITEM 7.2                          George L. Schueppert (708) 572-7257



FOR IMMEDIATE RELEASE                                   IND  367
                                                             MARCH 31, 1995


     CBI Industries, Inc. announced it has sold $55,000,000 of 7.48% Cumulative Preferred Stock, Series D at a public price of $100.00 per share. Net proceeds from the sale will be used to reduce outstanding commercial paper borrowings and indebtedness under the Company's three-year extendible revolving credit facility which was used primarily to fund the Company's capital investment program. The offering was underwritten by Lehman Brothers and Merrill Lynch & Co. A copy of the prospectus may be obtained from either Lehman Brothers or Merrill Lynch.



                       ****************************


     CBI Industries has subsidiaries operating in the industrial gas industry, in the construction of metal plate structures and other contracting services, in oil blending and storage, and in other investments.